Exhibit 10.36

Witness Systems Stock Option
Inducement Grant for Contractors who will become employees of Witness Systems Software India Pvt. Ltd.

Option Award

Note:  Except as otherwise provided in this Option Award document, the Option referred to herein shall be subject to the terms and conditions of the Amended and Restated Stock Incentive Plan of Witness Systems, Inc. (the “Plan”), as if it had been granted thereunder, although it is not granted under the Plan.

1.             Exercise Period of Option. Subject to the terms and conditions of this Option Award document and the Plan, and unless otherwise modified by a written modification signed by the Company and Optionee, this Option may be exercised with respect to all of the Shares, but only according to the vesting schedule, prior to the date which is five (5) years (the “Term”) following the date of grant (hereinafter “Expiration Date”).

The Company hereby grants to the Optionee, named in the Notice of Grant attached herewith as Schedule 1 to this Option Award document, an option to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the ‘Notice of Grant’ and subject to the terms and conditions of the Plan. In the event of a conflict between the terms and conditions of the Plan and this Option Grant, the terms and conditions of this Option Grant shall prevail.

In the event of Common Stock split by the Company, the Option Award will also be adjusted accordingly.

2.             Restrictions on Exercise.  This Option may not be exercised, unless such exercise is in compliance with the Securities Act of 1933, as well as Central Board of Direct Taxes Guidelines and Securities and Exchange Board of India Guidelines prescribed with regard to Employee Stock Option Plans and any other applicable securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed or traded at the time of exercise. Optionee understands that the Company is under no obligation to register, qualify or list the Shares with the Securities and Exchange Board of India (“SEBI”), any state securities commission or any stock exchange to effect such compliance.

2.1          3. Termination of Option. In addition to the above restriction on transferability of Shares, the Company may determine such other restrictions on transfer of Shares by the Optionee provided that such restrictions are not more than the restrictions on the other Shares of the Company.

4. Termination of Option. Except as provided below in this Section, this Option may not be exercised after the date which is thirty (30) days after Optionee ceases to perform services for the Company, or any Parent or Subsidiary. Optionee shall be considered to perform services for the Company, or any Parent or Subsidiary, for all purposes under this Section, if Optionee is an officer or full-time employee of the Company, or any Parent or Subsidiary, or if the Board determines that Optionee is rendering substantial services as a part-time employee, consultant, contractor or advisor to the Company, or any Parent or Subsidiary. The Board shall have discretion to determine whether Optionee has ceased to perform services for the Company, or any Parent or Subsidiary, and the effective date on which such services cease (the “Termination Date”). Notwithstanding anything contained herein to the contrary, if the corporate position of Optionee is, at any time, altered or revised such that Optionee’s responsibilities are materially reduced or decreased for any reason, as determined by the Board in its sole discretion, the vesting of Shares shall cease, effective as of the date of such reduction in Optionee’s employment responsibilities; provided, however, except as otherwise provided in this Option and the Plan, Optionee shall have the right to exercise this Option with respect to Shares which have been vested as of the date of such reduction of Optionee’s responsibilities.

2.2          a)            Termination Generally. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, for any reason, except death or disability this Option shall immediately be forfeited, along with any and all rights or subsequent rights attached thereto, thirty (30) days following the Termination Date, but in no event later than the Expiration Date. If, on the date of termination, the Optionee is not vested as to such Optionee’s entire Option, the unvested portion of the Option shall expire. If, after termination, the Optionee does not exercise the vested portion of the Option within the time specified herein, the Option shall expire.

2.3          (b)          Death or Disability.              If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, as a result of the death or disability of Optionee (as determined by the Board in its sole discretion), this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee (or, in the event of Optionee’s death, by Optionee’s legal representative) within ninety (90) days after the Termination Date, but in no event later than the Expiration Date. If, on the date of termination, the Optionee is not vested as to such Optionee’s entire Option, the Shares covered by the unvested portion of the Option shall expire. If, after termination, the Optionee does not exercise the vested portion of the Option within the time specified herein, the Option shall expire.

2.4          (c)           Retirement of Optionee. In the event of retirement of an Optionee from the Company at the instance of or with consent of the Company, the Optionee will continue to hold all vested Options and can exercise them within the exercise period. The above is applicable provided the Optionee does not enter into competition or is not employed by a competitor of the Company.

2.5          (d)          Unvested Options. All unvested options shall lapse in case the Optionee resigns or retires, or otherwise either severs his/her relationship with the Company or is dismissed whether for a Cause or otherwise or dies or is discharged due to permanent disability, either voluntarily or by law.

2.6          (e)           No Right to Employment. Nothing in the Plan or this Option Award document shall confer on Optionee any right to continue in the employment of, or other relationship with, the Company, or any Parent or Subsidiary, or limit in any way the right of the Company, or any Parent or Subsidiary, to terminate Optionee’s employment or other relationship at any time, with or without cause.

5.             Manner of Exercise.

2.7          (a)          Exercise Agreement. This Option shall be exercisable by delivery to the Company of such form of exercise agreement, notice, or other form as may be approved or accepted by the Company from time to time, which shall set forth Optionee’s election to exercise this Option, the number of Shares being purchased, any restrictions imposed on the Shares, and such other representations and agreements as may be required by the Company to comply with applicable securities laws.

2.8          (b)          Exercise Price. Such notice shall be accompanied by full payment of the Exercise Price for the Shares being purchased. Payment for the Shares may be made in  cash, by cheque or, where permitted by law and approved in advance and in writing by the Committee of the Board in its sole discretion:  (i) by surrender of shares of Common Stock of the Company that have been owned by Optionee for more than six (6) months and that were paid for with cash; (ii) by instructing the Company to withhold Shares otherwise issuable pursuant to the exercise of the Option having a Fair Market Value equal to the Exercise Price of the Shares being purchased (including the withheld Shares); (iii) by waiver of compensation accrued by Optionee for services rendered; or (iv) a combination of the foregoing.

2.9          (c)           Taxes. Prior to the issuance of Shares upon exercise of this Option, Optionee must pay, or make adequate provision for, any applicable central or state tax obligations of the Company. Where approved by the Compensation Committee of the Board of Directors, Optionee may provide for payment of taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to Optionee by deducting the Shares retained from the Shares otherwise issuable upon exercise.

2.10        (d)          Issuance of Shares. Provided that such notice and payment are in form and substance satisfactory to counsel for the Company, the Company shall cause the Shares to be issued in the name of Optionee or Optionee’s legal representative.

6.             Non transferability of Option. This Option may not be transferred in any manner, other than by will or by the laws of descent and distribution, and may be exercised during Optionee’s lifetime only by Optionee. The terms of this Option shall be binding upon the executor, , successors and assigns of Optionee.

7.             Tax Consequences. OPTIONEE UNDERSTANDS THAT THE GRANT AND EXERCISE OF THIS OPTION, AND THE SALE OF SHARES OBTAINED THROUGH THE EXERCISE OF THIS OPTION, MAY HAVE ADVERSE TAX CONSEQUENCES TO OPTIONEE. OPTIONEE SHOULD CONSULT WITH HIS OR HER TAX ADVISOR AND MAY NOT RELY ON THE COMPANY FOR ANY FINANCIAL, TAX OR OTHER ADVICE.

8.             Interpretation. Any dispute regarding the interpretation of this Option Award document shall be submitted by Optionee or the Company to a Committee of the Board, which shall review such dispute at its next regular meeting. The resolution of such a dispute by a Committee of the Board shall be final and binding on the Company and Optionee.

9.             Entire Agreement and Governing Law. The Plan is incorporated herein by this reference. The granting of this Option constitutes a full accord, satisfaction and release of all obligations or commitments made to Optionee by the Company or any of its officers, directors, shareholders or affiliates with respect to the issuance of any securities, or rights to acquire securities, of the Company or any of its affiliates. This Option Award document and the Plan constitute the entire agreement of the parties hereto, and supersede all prior undertakings and agreements with respect to the subject matter hereof. Any reference(s) to any ‘term’ or ‘terms’ not expressly defined in this Option Award document shall have the meaning prescribed to it under the said Plan.

This Option Award document shall be governed by applicable laws of India.

10.          Exercisability of Option. Subject to the terms of the Plan and this Option Award document, the issuance of Shares pursuant to the exercise of this Option shall be subject to the limitations set forth herein and defined below. For purposes of this Section, “Continuous Service” means a period of continuous performance of services by Optionee for the Company, a Parent, or a Subsidiary, as determined by the Board.

Four Year Vesting:  Optionee may exercise this Option with respect to the percentage of Shares set forth below only after Optionee has completed the following periods of Continuous Service following the date of grant:

(b)         After twelve (12) months of Continuous Service, up to twenty-five percent (25%) of the Shares;

(c)          After thirteen (13) months of Continuous Service, and for each additional month of Continuous Service thereafter through the end of the forty-eighth (48th) month of Continuous Service, an additional amount of Shares per month; such amount being equal to the quotient of 75% of the Shares divided by 36, such that after forty-eight (48) months of Continuous Service, one hundred percent (100%) of the Shares shall have vested.

If Optionee’s employment with the Company is terminated by the Company other than for Cause (as defined below) or by Optionee for Good Reason (as defined below) at any time (i) during the 90-day period before a Change of Control (as defined below) and (ii) for one hundred eighty (180) days after a Change of Control, then (A) the Option granted hereby, if less than fully vested as of the

Termination Date , shall be deemed fully vested and exercisable; and (B) Section 7 (other than the second sentence thereof) shall be deleted and replaced with the following: “This Option may not be exercised more than one hundred eighty (180) days from the later of: Optionee’s Termination Date or the date Optionee ceases to perform services for the Company, or any Parent or Subsidiary (which date shall be determined by the Board in its reasonable discretion).”

Definitions. For purposes of this Option, the following definitions shall apply:

1.             Change of Control. A “Change of Control” shall be conclusively deemed to have occurred if (and only if) any of the following shall have taken place: (i) a Change of Control is reported by the Company in accordance with US law; (ii) any person  is or becomes the beneficial owner  directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or (iii) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two (2) years before such election or removal, unless the election of each director who was not a director at the beginning of such 2-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the 2-year period.

2.             “Good Reason” means Optionee’s termination of employment for any of the following events, unless such event occurs with Optionee’s express prior written consent:

(a)           The assignment to Optionee of any duties materially inconsistent with, or a material diminution of, his duties with the Company as in effect immediately prior to the Change of Control of the Company, except in connection with the termination of Optionee’s employment for disability, retirement, or Cause or as a result of Optionee’s death or termination of employment other than for Good Reason;

(b)           A reduction of fifteen percent (15%) or more in Optionee’s base salary as in effect on the date hereof or as the same may be increased from time to time;

(c)           Any material breach by the Company of any provision of this Option; or

(d)           Any failure by the Company to obtain the assumption of this Option by any successor or assign of the Company.

3.             Cause. “Cause” means termination of Optionee’s employment under any one or more of the following events:

(a)           Optionee’s knowing and willful misconduct with respect to the business and affairs of the Company;

(b)           Any material violation by Optionee of any policy of the Company relating to ethical conduct or practices or fiduciary duties of a similarly situated executive;

(c)           Knowing and willful material breach of any provision of this Agreement which is not remedied within thirty (30) days after Optionee’s receipt of notice thereof;

(d)           Optionee’s commission of a felony or any illegal act involving moral turpitude or fraud or Optionee’s dishonesty which may reasonably be expected to have a material adverse effect on the Company; and/or

(e)           Failure to comply with reasonable directives of the Board which are consistent with Optionee’s duties, if not remedied within thirty (30) days after Optionee’s receipt of notice thereof.

11. Acknowledgements  Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan (including any applicable appendixes or sub-plans thereunder) and this Option Award document in its entirety has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the Plan or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

The Company (and not the Optionee’s employer) is granting the Option. The Company will administer the Plan from outside Optionee’s country of residence and that United States of America law along with FEMA and other applicable Indian laws will govern all Options granted under the Plan.

That benefits and rights provided under the Plan are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments. The benefits and rights provided under the Plan are not to be considered part of Optionee’s salary or compensation for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. Optionee waives any and all rights to compensation or damages as a result of the termination of employment with the Company for any reason whatsoever insofar as those rights result or may result from:

(i)                                     the loss or diminution in value of such rights under the Plan, or

(ii)                                  Optionee ceases to have any rights under, or ceases to be entitled to any rights under the Plan as a result of such termination.

The grant of the Option, and any future grant of Options under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of the Option nor any future grant of an Option by the Company will be deemed to create any obligation to grant any further Options, whether or not such a reservation is explicitly stated at the time of such a grant. The Company has the right, at any time to amend, suspend or terminate the Plan.

The Plan will not be deemed to constitute, and will not be construed by Optionee to constitute, part of the terms and conditions of employment, and that the Company will not incur any liability of any kind to Optionee as a result of any change or amendment, or any cancellation, of the Plan at any time.

By entering into this Option Award document, and as a condition of the grant of the Option, Optionee consents to the collection, use,

and transfer of personal data as described in this subsection to the full extent permitted by and in full compliance with applicable laws of India.

Optionee understands that the Company and its Subsidiaries hold certain personal information about the Optionee, including, but not limited to, name, home address and telephone number, date of birth, permanent account number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in Optionee’s favor, for the purpose of managing and administering the Plan (“Data”).

Optionee further understands that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of Optionee’s participation in the Plan, and that the Company and/or its Subsidiary may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

Optionee understands that these Data Recipients may be located in Optionee’s country of residence or elsewhere, such as the United States. Optionee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing Optionee’s participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on Optionee’s behalf, to a broker or third party with whom the Shares acquired on exercise may be deposited. Optionee understands that Optionee may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw Optionee’s consent herein in writing by contacting the Company. Optionee further understands that withdrawing consent may affect Optionee’s ability to participate in the Plan.

Optionee has received the terms and conditions of this Option Award document and any other related communications, and Optionee consents to having received and understood these documents and the terms and conditions of the Plan.

Company	Optionee

By	By

Name	Name

Title	Title

Witness	Witness